Exhibit 99.1

FOR IMMEDIATE RELEASE

Xenith Bankshares Announces Filing of Registration Statement and Proposed Offering of Common Stock

RICHMOND, Va., November 24, 2010 — Xenith Bankshares, Inc. (NASDAQ: XBKS) announced today the filing of a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) for a proposed offering of $42 million of its common stock, including an over-allotment option expected to be granted to the underwriters of the offering. The company intends to contribute the net proceeds from the sale of its common stock to its wholly-owned subsidiary, Xenith Bank, and intends that Xenith Bank use the contributed proceeds primarily to fund organic growth of loans to customers in its target markets, for continued investment in its infrastructure and personnel and for other general purposes, which may include acquisitions.

Sandler O’Neill + Partners, L.P. will act as sole book-running manager and Stifel, Nicolaus & Company, Incorporated will act as co-lead manager for the proposed offering.

The registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers for these securities will be made solely by means of a prospectus forming part of the registration statement. When available, a prospectus can be obtained from Sandler O’Neill & Partners, L.P. at (866) 805-4128 or Stifel, Nicolaus & Company, Incorporated at (443) 224-1988.

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Its headquarters are in Richmond, Virginia and it has five branches, with one branch located in Tysons Corner, Virginia, one branch located in Richmond, Virginia and three branches located in Suffolk, Virginia.

For more information about Xenith Bankshares and Xenith Bank, please visit: www.xenithbank.com.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include Xenith Bankshares’ ability to obtain effectiveness of the Registration Statement on Form S-1 filed by Xenith Bankshares with the SEC on November 24, 2010 (the “Registration Statement”) and the risks outlined in “Risk Factors” in the Registration Statement. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

Contact:	T. Gaylon Layfield, III, President and Chief Executive Officer of Xenith Bankshares, Inc., (804) 433-2200

Thomas W. Osgood, Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of Xenith Bankshares, Inc., (804) 433-2200